Exhibit 11 under Form N-14

October 6, 2017

Federated Premier Municipal Income Fund

4000 Ericsson Drive

Warrendale, PA 15086-7561

Ladies and Gentlemen:

We have acted as counsel to Federated Premier Municipal Income Fund, a Delaware statutory trust (the “Acquiring Fund”), in connection with the Acquiring Fund’s registration statement on Form N-14 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) to register the Common Shares and Auction Market Preferred Shares of the Acquiring Fund (collectively, the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization and Termination (the “Agreement”), to be entered into by the Acquiring Fund and Federated Premier Intermediate Municipal Income Fund (the “Acquired Fund”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Agreement provides for (1) the transfer of all or substantially of the assets of the Acquired Fund to the Acquiring Fund in exchange for the Shares (and certain privately issued preferred shares of the Acquiring Fund); (2) the Acquired Fund’s distribution of the Shares (and the privately issued preferred shares) to the holders of the outstanding shares of the Acquired Fund; and (3) the complete liquidation and dissolution and termination of the Acquired Fund as provided in the Agreement, all on the terms and conditions set forth in the Agreement.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the prospectus/proxy statement, including the form of the Agreement attached as Annex A thereto, and statement of additional information (collectively, the “Prospectus/Proxy Statement”) filed as part of the Registration Statement;

(ii)	the Acquiring Fund’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and

(iii)	the resolutions adopted by the trustees of the Acquiring Fund relating to the Registration Statement, the establishment of the Shares of each class, and the authorization of the issuance and delivery of the Shares pursuant to the Agreement.

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Acquiring Fund. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Acquiring Fund are actually serving in such capacity, and that the representations of officers of the Acquiring Fund are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered closed-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) upon receipt of shareholder approval of the issuance of the Common Shares pursuant to the Agreement, the Common Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Acquired Fund in accordance with the terms and conditions of the Agreement, will be validly issued; (2) the Auction Market Preferred Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Acquired Fund in accordance with the terms and conditions of the Agreement, will be validly issued; and (3) the shareholders of the Acquired Fund receiving the Shares in exchange for their shares of the Acquired Fund and in complete liquidation of the Acquired Fund as provided by the Agreement will have no obligation to make further payments for the receipt of the Shares or contributions to the Acquiring Fund solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm’s name under the heading “Legal Counsel” in the Prospectus/Proxy Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP